Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 23rd day of October, 2012 is by and between CRYOLIFE, INC., a Florida corporation (“CryoLife,” or the “Company”) and STEVEN G. ANDERSON (the “Employee”), and shall be effective on the 1st day of January, 2013 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Board of Directors (the “Board”) of CryoLife, upon recommendation of the Board’s Compensation Committee (the “Compensation Committee”), has approved this Agreement; and

WHEREAS, Employee has determined that it is in the best interests of Employee to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed as follows:

1.	EMPLOYMENT.

(a) Position. CryoLife hereby employs Employee in the capacity of President and Chief Executive Officer, and Employee hereby accepts such employment and also agrees to continue to serve as Chairman of the Board.

(b) Employment Period. CryoLife agrees to continue Employee in its employ as President and Chief Executive Officer, and Employee hereby agrees to remain in the employ of CryoLife as President and Chief Executive Officer, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2015 (the “Employment Period”).

2.	EMPLOYMENT DUTIES.

(a) Duties. Employee shall have such duties as are customarily performed and exercised by the President, Chief Executive Officer and Chairman of the Board of a public company, subject to the supervision of the Board, together with such additional duties as are reasonably assigned by the Board. During the Employment Period, (A) Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held and exercised by, and assigned to, Employee at any time during the 120-day period immediately preceding the Effective Date, (B) Employee’s services shall be performed at the location where Employee was employed immediately preceding the Effective Date, and (C) subject to applicable law and regulation, including the Board’s compliance with its fiduciary duties, Employee shall continue to be nominated to serve on the Board.

(b) Time and Attention. During the Employment Period, and excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote reasonable attention and time to the business and affairs of CryoLife and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, however, that, subject to the requirements of Sections 5(g) and (h), it shall not be a violation of this Agreement for Employee to (A) serve on civic or charitable boards or committees and, as approved by the Board, corporate boards or committees, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not materially interfere with the performance of Employee’s responsibilities to the Company and its affiliates or violate the Company’s conflict of interest policies.

(c) Other Activities. During the Employment Period, Employee will not, without the prior written consent of CryoLife, directly or indirectly other than in the performance of his duties hereunder, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, except with respect to any noncompetitive family businesses of Employee for which the rendering of such services will not have a material adverse effect upon Employee’s performance of his duties and obligations hereunder and except as otherwise permitted in Section 2(b).

3.	COMPENSATION; BENEFITS; BUSINESS EXPENSES.

(a) Compensation. For all services which Employee renders to CryoLife or any of its subsidiaries or affiliates during the term hereof, CryoLife agrees to pay Employee the salary and bonus compensation as set by the Compensation Committee, subject to the following:

(i) Base Salary. Employee’s initial annual base salary for the year ending December 31, 2013 shall be $656,900. Employee’s base salary shall be reviewed annually by the Compensation Committee during the first quarter of each calendar year, beginning with the year ending December 31, 2013, and the base salary for each such year shall be determined by the Compensation Committee, which may authorize an increase in Employee’s base salary for such year. In no event may Employee’s base salary be reduced below its then-current level at any time during the Employment Period other than pursuant to a general wage reduction in respect of all of the Company’s officers, in which event Employee’s base salary may only be reduced to the same extent and up to the same percentage amount as the base salaries of all executive officers are reduced.

(ii) Bonus. Employee shall be entitled to participate in an annual bonus program which shall provide for the payment of an annual bonus to Employee on terms and in amounts no less favorable to Employee than those currently contained in the Company’s Executive Incentive Plan and the 2012 bonus program for Employee approved by the Compensation Committee thereunder with such modifications thereto as shall be reasonably imposed for all executive officers with the approval of at least 2/3rds of the Company’s independent directors; provided, however, that, upon the certification of the Company’s Chief Financial Officer that payment of cash bonuses would materially negatively impact the Company’s cash position, liquidity or operations, all or a portion of Employee’s bonus may be paid in Company stock, but only to the extent that all bonuses to executive officers are similarly paid.

(b) Expenses. CryoLife shall pay all reasonable expenses incurred by Employee directly related to performance of his responsibilities and duties for CryoLife hereunder. Employee shall submit to CryoLife statements that justify in reasonable detail all reasonable expenses so incurred. Subject to such audits as CryoLife may deem necessary, CryoLife shall reimburse Employee the full amount of any such expenses advanced by Employee. Reimbursable expenses shall also include, with an annual value of up to 10% of Employee’s base salary, monthly car payments and auto expenses and dues and business related expenses at the Georgian Club, Buckhead Club, Marietta Country Club and Delta Sky Club. Employee shall also be promptly reimbursed up to a maximum of $20,000 for any and all expenses (including legal fees) incurred by him in connection with the negotiation, documentation and implementation of this Agreement.

(c) Benefits. Employee shall participate in the standard Company medical plan, Company life insurance program, and contributory 401K plan, as well as in all other standard employee benefit plans, and shall receive 30 days’ paid vacation annually; provided, however, that vacations not taken during any calendar year shall not be carried over to a subsequent year. This shall not impact any vacation days previously carried over and accumulated prior to January 1, 2013. Upon employment termination, Employee shall be paid at a rate per day equal to Employee’s base salary then in effect divided by 260 for all current and previously accumulated vacation days not taken. Such amount shall be deemed a payment obligation accruing through the Date of Termination for purposes of Section 6.

4.	CHANGE OF CONTROL TERMINATION PAYMENT.

In consideration and recognition of Employee’s continued employment and his contribution to protecting and enhancing shareholder value in any future sale of CryoLife that may occur, CryoLife agrees to pay to Employee a change of control termination payment (“Change of Control Termination Payment”) as specified below. The Change of Control Termination Payment shall be in addition to sums otherwise payable pursuant to Section 3 and Section 6 and shall be earned upon the earlier of (a) the termination of Employee’s employment with the Company at any time following a Change of Control (as defined below) by the Company for any reason or by Employee for Good Reason (as defined in Section 5(c)), or (b) upon the occurrence of a Change of Control, if Employee’s employment with the Company was terminated within twelve (12) months prior to the Change of Control, either by the Company for any reason other than Cause, as defined in Section 5(b), or by Employee for Good Reason (the earlier of (a) or (b) above being referred to as the “Triggering Event”). The amount of the Change of Control Termination Payment shall be equal to one times the aggregate of Employee’s annual salary and bonus compensation for the year in which the termination of employment occurs. If the termination of employment occurs before the awarding of bonuses for the year in question, the bonus compensation component of the Change of Control Termination Payment shall be computed based on the immediately preceding year’s bonus. Bonus compensation shall include cash bonus payments and the value of any non-cash bonuses, such as options or restricted stock. Any such options will be valued pursuant to the Black Scholes valuation method as of the grant date, using the same assumptions used by CryoLife in computing the FAS 123R charge for the options, and any shares of restricted stock will be valued at the closing price of the CryoLife Common Stock on The New York Stock Exchange on the date of issuance. The Company’s annual option and restricted stock grants shall not be deemed to be bonus compensation unless they are specifically designated as such by the Compensation Committee. For the sake of clarification, all cash paid and any shares issued in payment of all or a portion of the bonus pursuant to the Company’s Executive Incentive Plan shall be bonus compensation for purposes of this Agreement for the year with respect to which paid or issued. The Change of Control Termination Payment shall be paid to Employee within thirty (30) days following the occurrence of the Triggering Event.

For the purposes of this Agreement, the term “Change of Control” shall mean a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, CryoLife, to the extent consistent with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulatory or other interpretive authority promulgated thereunder, as described in paragraphs (i) through (iii) below.

(i) Change in Ownership of CryoLife. A change in the ownership of CryoLife shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) (“Section 13(d)(3)”) of the Securities Exchange Act of 1934, as amended), other than a group of which Employee is a member, acquires ownership of CryoLife stock that, together with CryoLife stock held by such person or group, constitutes more than 50% of the total fair market value or voting power of the stock of CryoLife.

(A) If any one person or more than one person acting as a group (within the meaning of Section 13(d)(3)), other than a group of which Employee is a member, is considered to own more than 50% of the total fair market value or voting power of the stock of CryoLife, the acquisition of additional CryoLife stock by such person or persons shall not be considered to cause a change in the ownership of CryoLife or to cause a change in the effective control of the CryoLife (within the meaning of paragraph (ii) below).

(B) An increase in the percentage of CryoLife stock owned by any one person, or persons acting as a group (within the meaning of Section 13(d)(3)), as a result of a transaction in which CryoLife acquires its stock in exchange for property, shall be treated as an acquisition of stock for purposes of this paragraph (i).

(C) The provisions of this paragraph (i) shall apply only to the transfer or issuance of CryoLife stock if shares of CryoLife remain outstanding after such transfer or issuance.

(ii) Change in Effective Control of CryoLife.

(A) A change in the effective control of CryoLife shall occur on the date that either of (1) or (2) below occurs:

(1) Any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of CryoLife possessing 35% or more of the total voting power of the stock of CryoLife; or

(2) A majority of members of the Board are replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the Board prior to the date of such appointment or election.

(B) A change in effective control of CryoLife also may occur with respect to a transaction in which the other entity involved in a transaction with CryoLife experiences a Change of Control event described in paragraphs (i) or (iii).

(C) If any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3)), is considered to effectively control CryoLife (within the meaning of this paragraph (ii)), the acquisition of additional control of CryoLife by the same person or persons shall not be considered to cause a change in the effective control of CryoLife (or to cause a change in the ownership of CryoLife within the meaning of paragraph (i)).

(iii) Change in Ownership of a Substantial Portion of CryoLife’s Assets. A change in the ownership of a substantial portion of CryoLife’s assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3)), other than a group of which Employee is a member, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from CryoLife that have a total gross fair market value (within the meaning of paragraph (iii)(B)) equal to or more than 40% of the total gross fair market value of all of the assets of CryoLife immediately prior to such acquisition or acquisitions.

(A) A transfer of CryoLife’s assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:

(1) A shareholder of CryoLife (immediately before the asset transfer) in exchange for or with respect to CryoLife stock;

(2) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by CryoLife;

(3) A person, or more than one person acting as a group (within the meaning of Section 13(d)(3)), that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of CryoLife; or

(4) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii)(A)(3).

For purposes of this paragraph (iii)(A), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

(B) For purposes of this paragraph (iii), gross fair market value means the value of all CryoLife assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

5.	TERMINATION OF EMPLOYMENT.

(a) Death. Employee’s employment shall terminate automatically upon Employee’s death during the Employment Period.

(b) Cause. CryoLife may terminate Employee’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of Employee to perform substantially Employee’s duties with CryoLife (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board which specifically identifies the manner in which CryoLife believes that Employee has not substantially performed Employee’s duties; or

(ii) the willful engaging by Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to CryoLife.

For purposes of this provision, no act, or failure to act, on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of CryoLife. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for CryoLife shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of CryoLife.

(c) Good Reason. Employee’s employment may be terminated by Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to Employee of any duties inconsistent in any respect with Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a), or any other action by CryoLife which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by CryoLife promptly after receipt of notice thereof given by Employee;

(ii) any failure by CryoLife to comply with any of the provisions of Section 3(a) or (b), other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by CryoLife promptly after receipt of notice thereof given by Employee;

(iii) any threatened termination by CryoLife of Employee’s employment other than for Cause;

(iv) any failure by CryoLife to comply with and satisfy Section 11(b); or

(v) the Company requiring Employee to be based anywhere other than within twenty-five (25) miles of Employee’s principal business location at the Effective Date (other than to an office or location closer to Employee’s home).

(d) Retirement. Employee may terminate his employment (or his personal representative may do so, on his behalf, should Employee be incapable of terminating his employment due to a mental infirmity) at any time by reason of Retirement. For purposes of this Agreement, “Retirement” shall mean the cessation by Employee of all full-time employment of any kind.

(e) Notice of Termination. Any termination by CryoLife, or by Employee for Good Reason or Retirement, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b).

For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is to be later than the date of receipt of such notice, specifies the termination date (which date shall not, except in the case of Retirement, be more than thirty (30) days after the giving of such notice). The failure by Employee or CryoLife to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Employee or CryoLife, respectively, hereunder or preclude Employee or CryoLife, respectively, from asserting such fact or circumstance in enforcing Employee’s or CryoLife’s rights hereunder.

(f) Date of Termination. “Date of Termination” means: (i) if Employee’s employment is terminated by CryoLife for Cause, or by Employee for Good Reason or Retirement, the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be, (ii) if Employee’s employment is terminated by CryoLife other than for Cause, the date on which Employee receives Notice of Termination, and (iii) if Employee’s employment is terminated by reason of death, the date of death of Employee. Notwithstanding the foregoing, the Date of Termination may, except in the case of Retirement, be accelerated by the party who receives Notice of Termination by providing to the other party written notice of acceleration, including the accelerated Date of Termination, within thirty (30) days of receipt of the Notice of Termination.

(g) Non-Compete Commitment. During the term of this Agreement and for a period of two (2) years after any termination of this Agreement, Employee agrees not to accept any position as chief executive officer, president or chief operating officer with, or provide comparable level executive consultation to, any competitors of CryoLife in the cardiac or vascular tissue processing business, heart valve replacement business or biological glue, hemostat or protein hydrogel product business or transmyocardioal revascularization business within the United States, Japan (with respect to the biological glue business only) or the European Union. Payments of amounts owing under any Change of Control Termination Payment (defined in Section 4) or Severance Payment (defined in Section 6(c)) obligation shall be conditioned upon Employee’s continued compliance with this non-compete commitment.

(h) Agreement Not to Solicit. During the term of this Agreement and for a period of two years after any termination of this Agreement, Employee agrees he will not, without the prior written consent of the Company, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by the Company or any customer of the Company. Payments of amounts owing under any Change of Control Termination Payment (defined in Section 4) or Severance Payment (defined in Section 6(c)) obligation shall be conditioned upon Employee’s continued compliance with this non-solicitation commitment.

(i) Clawback. In the event that CryoLife obtains a final, non-appealable judgment of a competent court declaring Employee to have breached one or more of the covenants contained in Sections 6(g) and 6(h) above, Employee agrees to repay such portions of the Change of Control Termination Payment and Termination Payment as such court shall order.

6.	OBLIGATIONS OF CRYOLIFE UPON TERMINATION.

(a) Expiration of Term; Good Reason; Other Than for Cause. If Employee’s employment is terminated by reason of expiration of the Employment Period or if during the Employment Period (i) CryoLife shall terminate Employee’s employment other than for Cause, or (ii) Employee’s employment is terminated by reason of Employee’s death, or (iii) Employee shall terminate employment for Good Reason or Retirement, then CryoLife shall pay to Employee (or, in the case of his death, to his legal representatives) the Severance Payment and shall, subject to the limitations set forth in (e) below, continue to provide major medical insurance benefits comparable to those described in the schedules attached to this Agreement (collectively, “Major Medical Benefits”) to Employee, if still living, and Employee’s wife, Ann B. Anderson, whether or not Employee is still living, for the duration of their lives. Such payment shall be in addition to sums due to Employee through the Date of Termination and shall be in addition to any payment due pursuant to Section 4 and be subject to normal withholding requirements of CryoLife.

(b) Cause. If Employee’s employment shall be terminated by CryoLife for Cause, this Agreement shall terminate without further obligations to Employee other than any payment obligations accruing through the Date of Termination.

(c) Severance Payment.

(i) Amount. The “Severance Payment” shall be $1,985,000.

(ii) Timing of Severance Payment. Except as otherwise provided herein, the Severance Payment shall be payable to Employee in cash by the Company in a lump sum not later than thirty (30) days after Employee’s Date of Termination.

(iii) Distribution Rules. The following rules shall apply with respect to the distribution of payments and benefits, if any, to be provided to Employee under this Section 6(c) and Section 4, as applicable:

(A) Notwithstanding anything to the contrary contained herein, no payments shall be made to Employee upon Employee’s termination of employment from the Company under this Agreement unless such termination of employment is a “separation from service” under Section 409A. The determination of whether and when a “separation from service” has occurred shall be made in a manner consistent with and based on the presumptions set forth in Treasury Regulations Section 1.409A-1(h).

(B) If, as of the date of the “separation from service” of Employee from the Company, Employee is not a Specified Employee (as defined in Section 6(c)(iv)), then the lump sum payment shall be made on the date and terms set forth in Section 6(c)(ii).

(C) If, as of the date of the “separation from service” of Employee from the Company, Employee is a Specified Employee, then the lump sum payment under Section 6(c)(ii) that would, absent this subsection, be paid within the six-month period following the separation from service of Employee from the Company shall not be paid until the date that is six (6) months and one (1) day after such separation from service (or, if earlier, Employee’s death).

(iv) Specified Employee Defined. As used in this Agreement, the term “Specified Employee” means a “specified employee” (as defined in Section 409A(a)(2)(B)(i)). By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company. Employee shall be treated as a “key employee” if Employee meets the requirement of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code at any time during the twelve (12) month period ending on an “identification date.” If Employee is a “key employee” as of an identification date, he shall be treated as a Specified

Employee for the twelve (12) month period beginning on the first day of the fourth month following such identification date. For purposes of any Specified Employee determination hereunder, the “identification date” shall mean the last day of the calendar year.

(d) Limitations on Major Medical Benefits. The Company’s obligation to provide Major Medical Benefits to Employee and Ann B. Anderson, or either of them, after employment termination shall not oblige the Company to expend more than the Maximum Annual Premium Amount in any calendar year as determined by CryoLife. For purposes of this Agreement, Maximum Annual Premium Amount shall mean the sum, determined as of January 1 of each year, beginning on January 1, 2013, of $32,153.90 increased by an amount equal to the cumulative cost-of-living percentage increment during the prior calendar year, if any, applied to the current Major Medical Benefit premium, as such increment is reported in the “Consumer Price Index, Atlanta, Georgia, All Items, Not Seasonally Adjusted” published by the U.S. Department of Labor using August, 2012 as the base date and August of each year thereafter (but no adjustment to be made on January 1, 2013) as the relevant determination date for all future determinations. If all of the Major Medical Benefits cannot be provided for the Maximum Annual Premium Amount, the Company shall utilize the Maximum Annual Premium Amount to obtain such major medical insurance coverage as can reasonably be obtained. When Employee or Employee’s wife, Ann B. Anderson, qualifies for Medicare, Medicaid or other governmentally provided major medical benefit (collectively, “Government Benefits”) of the sorts otherwise included within Major Medical Benefits, the provision of benefits under the Major Medical Benefits may be conditioned on Employee or Employee’s wife, Ann B. Anderson, as the case may be, looking first to Government Benefits for coverage before drawing on the Major Medical Benefits. Notwithstanding anything to the contrary contained herein, with respect to any reimbursement of expenses, or any provision of in-kind benefits that are subject to Section 409A, the following conditions shall apply: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year in which such expense was incurred; and (iii) the right to reimbursement of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.

7.	PARACHUTE PAYMENT CUT-BACK.

(a) Safe Harbor. Notwithstanding anything to the contrary contained herein, the Company will not pay to Employee any excise tax gross up pursuant to this Agreement or any other agreement between Employee and the Company. Further notwithstanding anything to the contrary contained herein, the Company shall reduce any payment contingent on a Change of Control pursuant to any plan, agreement, or arrangement of the Company that would be considered in determining whether a “parachute payment” (as defined in Section 280G (“Section 280G”) of the Code), has occurred (“Change of Control Severance Payment”) to 2.99 times Employee’s average compensation, as indicated on such Employee’s Form W-2, for the five (5) years ending immediately prior to the year containing the date of the Change of Control (the “Safe Harbor Amount”) if, and only if, reducing the Change of Control Severance Payment would provide Employee with a greater net after-tax Change of Control Severance Payment than would be the case if no such reduction took place. The Safe Harbor Amount, as defined herein, is an amount expressed in present value which maximizes the aggregate present value of the Change of Control Severance Payment without causing the Change of Control Severance Payment to be subject to the excise tax under Section 4999 (and related Section 280G) of the Code (the “Excise Tax”), determined in accordance with Section 280G(d)(4). Any reduction in the Change of Control Severance Payment shall be implemented in accordance with Section 7(b).

(b) Implementation Rules.

(i) Reduction. Any reduction in payments pursuant to Section 7(a) shall apply to cash payments and/or vesting of equity awards so as to minimize the amount of compensation that is reduced (i.e., it applies to payments or vesting that to the greatest extent represent parachute payments), with the amount of compensation based on vesting to be based on all facts and circumstances as of the date of such vesting; provided, however, the reduction shall first be applied to cash payments and only applied to equity awards thereafter, such that equity awards are only reduced to the extent absolutely necessary; further, provided, however, no reduction shall be applied to an amount that constitutes a deferral of compensation under Section 409A except for amounts that have become payable at the time of the reduction and as to which the reduction will not result in a non-reduction in a corresponding amount that is a deferral of compensation under Section 409A that is not currently payable.

(ii) Excise Tax. For purposes of determining whether the Change of Control Severance Payment will be subject to the Excise Tax and the amount of such Excise Tax:

(A) The Change of Control Severance Payment shall be treated as a “parachute payment” within the meaning of Section 280G(b)(2), and if it is an “excess parachute payment” within the meaning of Section 280G(b)(1), it shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to Employee, the Change of Control Severance Payment (in whole or in part) does not constitute a parachute payment, or such excess parachute payment (in whole or in part) represents reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) in excess of the base amount within the meaning of Section 280G(b)(3) or are otherwise not subject to the Excise Tax.

(B) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4).

(iii) Tax Rates. For purposes of determining reductions in compensation pursuant to this Section 7(b), if any, Employee will be deemed (A) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (B) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any effect on federal income taxes from payment of state and local income taxes. Compensation will be adjusted not later than the applicable deadline under Section 409A to provide for accurate payments under the cut-back provision of this Section 7(b), but after any such deadline no further adjustment will be made if it would result in a tax penalty under Section 409A.

8.	NON-EXCLUSIVITY OF RIGHTS.

Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by CryoLife or any of its affiliated companies and for which Employee may qualify, nor, except as specifically set forth herein, shall anything herein limit or otherwise affect such rights as Employee may have under any contract or agreement with CryoLife or any of its affiliated companies. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, practice or program of or any contract or agreement with CryoLife or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9.	FULL SETTLEMENT.

In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment. CryoLife agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any contest or dispute by CryoLife or Employee with respect to liability under, or the interpretation of the validity or enforceability of, any provision of this Agreement, but only in the event and to the extent that (i) Employee receives a final, non-appealable judgment in his favor in any such action or receives a final judgment in his favor that has not been appealed by the Company within 30 days of the date of the judgment; or (ii) the parties agree to dismiss any such action upon CryoLife’s payment of the sums allegedly due Employee or performance of the covenants by CryoLife allegedly breached by it.

10.	CONFIDENTIAL INFORMATION.

Employee and CryoLife are parties to one or more separate agreements respecting confidential information, trade secrets, inventions and non-competition (collectively, the “IP Agreements”). The parties agree that the IP Agreements shall not be superseded or terminated by this Agreement and shall survive any termination of this Agreement.

11.	SUCCESSORS.

(a) Successors in Interest. This Agreement is personal to Employee and, without the prior written consent of CryoLife, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon CryoLife and its successors and assigns.

(b) Assumption of Agreement. CryoLife will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of CryoLife to assume expressly and agree to perform this Agreement in the same manner and to the same extent that CryoLife would be required to perform it if no such succession had taken place. As used in this Agreement, “CryoLife” shall mean CryoLife as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

12.	COMPLIANCE WITH SECTION 409A

(a) Compliance. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A and any regulations and Treasury guidance promulgated thereunder, and any ambiguities shall be interpreted in a manner consistent with the requirements of Section 409A. The Company and Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with Section 409A.

(b) Tax Effect. The Company makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement. The Company shall not be liable to Employee or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

13.	MISCELLANEOUS.

(a) Governing Law; Interpretation; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Unless otherwise specified, reference to a Section or paragraph is to the relevant Section or paragraph of this Agreement.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, in either case, accompanied by a facsimile copy, addressed as follows:

If to Employee:

Steven G. Anderson

1655 Roberts Boulevard, N.W.

Kennesaw, Georgia 303144

Facsimile: (770) 590-3754

With a copy to:

Steven E. Fox

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, N.E.

Atlanta, Georgia 30303-1601

Facsimile: (404) 230-0938

If to CryoLife:

CryoLife, Inc.

1655 Roberts Boulevard, N.W,

Kennesaw, Georgia 30144

Attention: General Counsel

Facsimile: (770) 590-3754

With a copy to:

B. Joseph Alley, Jr.

Arnall Golden Gregory LLP

171 17th St. N.W., Suite 2100

Atlanta, Georgia 30363

Facsimile: (404) 873-8689

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Tax Withholding. CryoLife may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d) Integration; Additional Cash Payment. This Agreement embodies the entire agreement between the parties with respect to the subject matter addressed herein. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including the Employment Agreement between the parties, as amended as of December 31, 2009 (the “2009 Agreement”), which shall expire in accordance with its terms on December 31, 2012. Employee acknowledges that the expiration of the 2009 Agreement in accordance with its terms, without the accompanying termination of Employee’s employment with the Company, will not trigger any severance payment obligation pursuant to the 2009 Agreement. Employee also acknowledges that this Agreement shall not be effective prior to the Effective Date, and in the event of the termination of Employee’s employment with the Company at any time prior to the Effective Date, this Agreement shall be immediately terminated and shall be of no force or effect. In such event, Employee acknowledges that all severance amounts due him, if any, shall be payable pursuant to the terms of the 2009 Agreement and not this Agreement. In the event of any conflict between this Agreement and any provision of CryoLife’s Employee Handbook, the provisions of this Agreement shall prevail. CryoLife acknowledges that Employee has agreed that this Agreement will not contain certain provisions contained in the 2009 Agreement (including without limitation provisions regarding a tax gross up and a change of control payment to be received without regard to termination of employment). CryoLife also acknowledges that entering into a new agreement that does not contain these provisions provides a benefit to CryoLife while at the same time potentially resulting in a decrease in benefits that may be received by Employee as compared to those under the 2009 Agreement. Accordingly, in the event Employee remains employed by CryoLife on the Effective Date, as an estimate of the potential cost to Employee of agreeing to a new agreement that does not contain the provisions described above, CryoLife will make a one-time lump sum payment to him of $100,000 in cash, payable no later than January 15, 2013.

(e) Counterparts; Facsimile. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one (1) of such counterparts. Executed signature pages to this Agreement may be delivered by facsimile, and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

IN WITNESS WHEREOF, Employee has hereunder set Employee’s hand and, pursuant to the authorization from the Board, upon recommendation of the Compensation Committee, CryoLife has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Steven G. Anderson
STEVEN G. ANDERSON

CRYOLIFE

By:	/s/ Ronald C. Elkins, M.D.
Ronald C. Elkins, M.D.
Director and Chairman, Compensation Committee

Health Benefits

January 1, 2012

TRADITIONAL PPO		Benefit
PPO Network	Non-PPO Network
$2 million		Annual Maximum

80%	60%	Reimbursement/Co-insurance

$1,000 Per Individual $2,000 Family		Calendar Year Deductible

$2,500 Per Individual $5,000 Family Deductible included		Annual Out of Pocket Maximum

Deductible Waived; $20 co-pay per visit; $100 reimb; any over $100 at 80% reimb.	Deductible Applies; 60% reimbursement	Physician Non-Surgical Visit

Deductible Applies; 80% reimbursement	Deductible Applies; 60% reimbursement	Hospital In-Patient or Physician’s Surgical Office Visit

Same as Physician and Hospital Coverage		Pregnancy & Maternity Care

$100 co-pay; 80% after deductible	$100 co-pay; 60% after deductible	Emergency Care

Same as Physician and Hospital Coverage		Mental & Nervous Inpatient & Outpatient

Same as Physician and Hospital Coverage		Substance Abuse Inpatient & Outpatient

Deductible Waived; Age 5 – Adult 80% up to $350/Year; Birth – Age 5 80% up to $750/Year; Then meet deductible, & 80% reimbursement	Deductible Waived; Age 5 – Adult 60% up to $350/Year; Birth – Age 5 60% up to $750/Year; Then meet deductible & 60% reimbursement	Wellness (Annual Physical; Well Child Care; Eye Exams; Well-Woman Exams, Mammograms)

80% up to $2500, then Deductible Applies; 80%	Deductible Applies; 60% reimbursement	Colonoscopy (Routine – Age 50 and over)

TRADITIONAL PPO		Benefit
PPO Network	Non-PPO Network
Deductible Waived; 100% coverage if Quest Lab Card used by physician per patient request; otherwise Deductible Applies and 80% / 60% reimbursement		Quest Lab Card (logo on ID Card)

Generic: $10 copay Brand: $30 copay Non-Formulary: $60 copay		Retail Prescription Drugs (30-Day Supply)

2.5x copay for 90 Day Supply;		Mail Order Prescrips

With such changes as may be made to the Company’s PPO Medical Plan for all employees each year*

*	Company currently has a HDHP Plan but Employee is not eligible for plan due to age.